                                                                     EXHIBIT 2.1




                                     FORM OF


                           MASTER SEPARATION AGREEMENT

                                   dated as of

                         ___________________ ____, 2000

                                 by and between

                                 MOTOROLA, INC.

                                       and

                                  PROPEL, INC.

                                TABLE OF CONTENTS

ARTICLE 1

     DEFINITIONS..............................................................................................1
     SECTION 1.1.  Defined Terms..............................................................................1

ARTICLE 2

     CONTRIBUTION AND ASSUMPTION..............................................................................8
     SECTION 2.1.  Contribution of Assets.....................................................................8
     SECTION 2.2.  Assumption of Liabilities. General.........................................................8
     SECTION 2.4.  Nonassignable Contracts....................................................................8
     SECTION 2.5.  Mistaken Assignments and Assumptions.......................................................9
     SECTION 2.6.  Transfer of Assets and Liabilities Not Included in Propel Assets and Propel
                     Liabilities..............................................................................9
     SECTION 2.7.  The Ancillary Agreements...................................................................9
     SECTION 2.8.  Effective Date Deliveries..................................................................9
     SECTION 2.9.  Nonrecurring Costs and Expenses...........................................................10

ARTICLE 3

     INDEMNIFICATION.........................................................................................10
     SECTION 3.1.  Indemnification by Propel.................................................................10
     SECTION 3.2.  Indemnification by Motorola...............................................................10
     SECTION 3.3.  Indemnification Procedures................................................................10
     SECTION 3.4.  Certain Limitations.......................................................................12

ARTICLE 4

     ACCESS TO INFORMATION...................................................................................13
     SECTION 4.1.  Restrictions on Disclosure of Information.................................................13
     SECTION 4.2.  Legally Required Disclosure of Confidential Information...................................13
     SECTION 4.3.  Access to Information.....................................................................14
     SECTION 4.4.  Record Retention..........................................................................14
     SECTION 4.5.  Production of Witnesses...................................................................15
     SECTION 4.6.  Reimbursement.............................................................................15

ARTICLE 5

     MISCELLANEOUS...........................................................................................16
     SECTION 5.1.  Entire Agreement..........................................................................16
     SECTION 5.2.  Governing Law.............................................................................16
     SECTION 5.3.  Notices...................................................................................16
     SECTION 5.4.  Parties in Interest.......................................................................17

                                       ii



     SECTION 5.5.  Counterparts..............................................................................17
     SECTION 5.6.  Assignment................................................................................17
     SECTION 5.7.  Amicable Resolution.......................................................................18
     SECTION 5.8   Mediation and Alternate Dispute Resolution................................................18
     SECTION 5.9.  Jurisdiction..............................................................................19
     SECTION 5.10. Severability..............................................................................19
     SECTION 5.11. Failure or Indulgence Not Waiver; Remedies Cumulative.....................................19
     SECTION 5.12. Amendment.................................................................................19
     SECTION 5.13. Authority.................................................................................20
     SECTION 5.14. Interpretation............................................................................20

                                    EXHIBITS

EXHIBIT A                Form of Employee Matters Agreement
EXHIBIT B                Form of Guaranty and Indemnification Agreement
EXHIBIT C                Form of IPO and Distribution Agreement
EXHIBIT D                Form of Israeli Services Agreement
EXHIBIT E                Form of Registration Rights Agreement
EXHIBIT F                Form of Services Agreement
EXHIBIT G                Form of Split Agreement
EXHIBIT H                Form of Tax Sharing Agreement

                                    SCHEDULES

SCHEDULE 1.1             Propel Assets Schedule
SCHEDULE 2.3             Certain Liabilities Schedule
SCHEDULE 5.7             Steering Committee Schedule

                                     FORM OF
                           MASTER SEPARATION AGREEMENT

     This Master Separation Agreement ("Agreement") is entered into on _________ __, 2000 between Motorola, Inc., a Delaware corporation ("Motorola"), and Propel, Inc., a Delaware corporation ("Propel"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in
ARTICLE 1 hereof.


                                    RECITALS

     WHEREAS, the Board of Directors of Motorola has determined that it would be appropriate and desirable to separate the Propel Business from Motorola;

     WHEREAS, Motorola has caused Propel to be incorporated in order to facilitate such separation;

     WHEREAS, Motorola currently owns all of the issued and outstanding Propel Common Stock;

     WHEREAS, Motorola desires to transfer to Propel and Propel desires to assume, substantially all of the assets and liabilities associated with the Propel Business as set forth herein;

     WHEREAS, the parties intend in this Agreement including the Exhibits and Schedules hereto, and in various Ancillary Agreements, to set forth the principal arrangements between them regarding the separation of the Propel Business from Motorola; and

     WHEREAS, notwithstanding the foregoing, if there is any conflict between the provisions of this Agreement and the Split Agreement regarding the transfer of the Propel Assets or the assumption of the Propel Liabilities in Israel, the Split Agreement shall govern.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

     SECTION 1.1. DEFINED TERMS. The following terms, as used herein, shall have the following meanings:

     "ADR" has the meaning set forth in SECTION 5.8 of this Agreement.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such specified Person; PROVIDED, HOWEVER, that for purposes of this Agreement, (i) Motorola and its Subsidiaries (other than Propel and its Subsidiaries) shall not be considered Affiliates of Propel and (ii) Propel and its Subsidiaries shall not be considered Affiliates of Motorola.

     "ANCILLARY AGREEMENTS" means the Contribution Agreements, Employee Matters Agreement, Guaranty and Indemnification Agreement, IPO and Distribution Agreement, Israeli Services Agreement, Leases, Registration Rights Agreement, Services Agreement, Split Agreement, and Tax Sharing Agreement, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated therein.

     "ASSETS" means any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise and wherever located, other than cash and cash equivalents, but expressly including cash and cash equivalents in Baja Celular Mexicana S.A. de C.V., Movitel Del Noroeste S.A. de C.V., Telefonia Celular Del Norte S.A. de C.V. and Celular de Telefonia S.A. de C.V.

     "BUSINESS DAY" means a day other than a Saturday, a Sunday, or a day on which banking institutions located in Chicago, Illinois are authorized or obligated by law or executive order to close.

     "COMMISSION" means the Securities and Exchange Commission.

     "CONFIDENTIAL INFORMATION" means with respect to any party hereto, (i) any Information concerning such party, its business or any of its Affiliates (or, with respect to Propel, the Propel Operating Companies) that was obtained by another party hereto prior to the Effective Date, (ii) any Information concerning such party that is obtained by another party under SECTION 4.3, or
(iii) any other Information obtained by, or furnished to, another party hereto prior to the Effective Date, in each case that (a) was marked "Proprietary" or "Company Private" or words of similar import by the party owning such Information, or any Affiliate of such party, or (b) the party owning such Information notified such other party in writing was confidential or secret by the Effective Date.

     "CONTRACTS" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

     "CONTRIBUTION AGREEMENTS" means the contribution agreements entered into between Motorola or its Subsidiaries and Propel or its Subsidiaries on or before the Effective Date, pursuant to which Motorola or its Subsidiaries will contribute the capital stock of the Propel Entities to Propel.

     "CONTROL" means the possession, direct or indirect, of the power to direct or cause the direction of the management of the policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Controlled" have the corollary meanings ascribed thereto.

     "DISPUTE" has the meaning set forth in SECTION 5.8 of this Agreement.

     "EFFECTIVE DATE" shall mean the date of the pricing of the Initial Public Offering.

     "EMPLOYEE MATTERS AGREEMENT" means the agreement to be entered into between Motorola and Propel on or before the Effective Date, the form of which is attached hereto as EXHIBIT A.

     "FINAL DETERMINATION" means a final result, determination, finding, judgment and/or award.

     "GUARANTY AND INDEMNIFICATION AGREEMENT" means the agreement to be entered into between Motorola and Propel on or before the Effective Date, the form of which is attached hereto as EXHIBIT B.

     "INDEMNIFYING PARTIES" has the meanings set forth in SECTIONS 3.1 AND 3.2 of this Agreement.

     "INDEMNITEES" has the meanings set forth in SECTIONS 3.1 AND 3.2 of this Agreement.

     "INFORMATION" means all records, books, contracts, instruments, computer data and other data.

     "INITIAL PUBLIC OFFERING" means the initial public offering by Propel of shares of Propel Common Stock as contemplated by the IPO Registration Statement.

     "INTENDED TRANSFEREE" has the meaning set forth in SECTION 2.4 of this Agreement.

     "INTENDED TRANSFEROR" has the meaning set forth in SECTION 2.4 of this Agreement.

     "IPO AND DISTRIBUTION AGREEMENT" means the Israeli Separation, Initial Public Offering and Distribution Agreement to be entered into between Motorola and Propel on or before the Effective Date, the form of which is attached hereto as EXHIBIT C.

     "IPO REGISTRATION STATEMENT" means the registration statement on Form S-1, Registration No. 333-40200 filed by Propel with the Commission in connection with the initial public offering of the Propel Common Stock, together with all amendments and supplements thereto.

     "ISRAELI SERVICES AGREEMENT" means the Israeli Transitional Services Agreement, effective as of the Effective Date, between Motorola and Propel, a copy of which is attached hereto as EXHIBIT D.

     "LEASES" means the leases and subleases for the property used by the Propel Business in Schaumburg, Illinois; London, England; Tel Aviv, Israel; and Hong Kong, China.

     "LIABILITIES" means debts, liabilities, guarantees, assurances, commitments and obligations of any nature or description whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising, and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

     "MOTOROLA" has the meaning set forth in the preamble to this Agreement.

     "MOTOROLA FINANCIAL STATEMENTS" means the financial statements of Motorola for the period ended June 30, 2000.

     "MOTOROLA LIABILITIES" means all of the Liabilities of Motorola that (i) are, except for Propel Liabilities, reflected in the Motorola Financial Statements and remain outstanding at the Effective Date, (ii) arise in connection with Motorola after the date of the Motorola Financial Statements and would be reflected in financial statements of Motorola as of the Effective Date if such financial statements were prepared using the same accounting principles under which the Motorola Financial Statements were prepared, or (iii) arise in connection with Motorola's ownership of wireless operating companies in Japan, Brazil and Honduras, and any residual business related to Iridium LLC and any of its Affiliates or related gateway operating companies or Iridium handset sales or support services conducted by the Network Management Group of Motorola at any time prior to the Effective Date.

     "OWNING PARTY" has the meaning set forth in SECTION 4.2 of this Agreement.

     "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof.

     "POSSESSOR" has the meaning set forth in SECTION 4.3 of this Agreement.

     "PRIOR RELATIONSHIP" means the ownership relationship between Motorola and Propel at any time prior to the Effective Date.

     "PROPEL" has the meaning set forth in the preamble to this Agreement.

     "PROPEL ASSETS" means all of Motorola's right, title and interest in and to all Assets that: (i) are reflected in the Propel Financial Statements and not disposed of by Motorola after the date thereof and before the Effective Date (including assets written off or expensed but still used by the Propel Business which Propel can demonstrate to Motorola's reasonable satisfaction were paid for by the Propel Business); (ii) are acquired by Propel after the date of the Propel Financial Statements and would be reflected in the financial statements of Propel as of the Effective Date if such financial statements were prepared using the same accounting principles under which the Propel Financial Statements were prepared; or (iii) any and all of the following assets, properties and rights, to the extent used in the Propel Business:

     (A) all interests in the real property set forth on SCHEDULE 1.1 pursuant to the Leases;

     (B)  all vehicles set forth on SCHEDULE 1.1;

     (C) all interests in any Contracts relating to the Propel Business, ownership of the Propel Operating Companies but specifically excluding any Contract pursuant to which Motorola sold equipment to any Propel Operating Company including financing agreement relating thereto;

     (D) all furniture, office supplies, repair parts, and office equipment located on the properties described on SCHEDULE 1.1 and other tangible personal property, including any and all personal property leases with respect thereto, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof PROVIDED, HOWEVER, that no such property that is shared between Motorola or its Affiliates with Propel or its Affiliates shall be included;

     (E) all interests in any notes and loans (whether current or not current) set forth on SCHEDULE 1.1;

     (F) financial, accounting and operating data and records including, without limitation, books, records, electronic data, notes, sales and sales promotional data, purchasing materials and data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, official payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

     (G)  all intellectual property rights in the "Propel" name;

     (H) all prepaid expenses, deposits and retentions held by third parties and related solely to the Propel Business;

     (I) all capital stock of the Propel Entities, as set forth on SCHEDULE 1.1 transferred from Motorola and its Subsidiaries to Propel and its Subsidiaries, which transfers have been or will be effected pursuant to the Contribution Agreements; provided that the transfer by Motorola of 8,825 shares of capital stock of Mobinil for Telecommunications shall not occur until January 1, 2001;

     (J) to the extent transferrable, all claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off and rights of subrogation related solely to the Propel Business; and

     (K)  all goodwill and going-concern value related to the Propel Business.

     "PROPEL BUSINESS" means (i) the business conducted immediately prior to the Effective Date, by the Network Management Group of Motorola (for purposes of this Agreement, references to Propel and the Propel Business prior to the Effective Date shall be deemed to mean the business conducted by the Network Management Group), including all business operations whose financial performance is reflected in the Propel Financial Statements, but expressly excluding, for the avoidance of doubt, Motorola's ownership of wireless operating companies in Japan, Brazil and Honduras, any residual business related to Iridium LLC and any of its Affiliates or related gateway operating companies or Iridium handset sales or support; and (ii) WDS.

     "PROPEL COMMON STOCK" means the common stock, $0.01 par value per share, of Propel.

     "PROPEL ENTITIES" means the entities listed on SCHEDULE 1.1.

     "PROPEL FINANCIAL STATEMENTS" means the latest financial statements of Propel set forth in the IPO Registration Statement as amended at the date of this Agreement.

     "PROPEL LIABILITIES" means (i) all Liabilities that are reflected in the Propel Financial Statements and remain outstanding at the Effective Date, (ii) all Liabilities that arise in connection with the Propel Business after the date of the Propel Financial Statements and would be reflected in financial statements of Propel as of the Effective Date if such financial statements were prepared as of such date using the same accounting principles under which the Propel Financial Statements were prepared and (iii) any and all of the following:

     (A) claims, causes of action, and other Liabilities of any nature or description, including any obligations for taxes, accruing, arising or relating to Propel's or its Affiliates' operation of the Propel Business or ownership of the Propel Assets during any period following the Effective Date;

     (B) any and all obligations, responsibilities and liabilities relating to, arising out of or incurred in performance, or lack of performance, under any Contracts included in the Propel Assets, including without limitation, under any
(1) real property leases, (2) agreements relating to ownership of the Propel Operating Companies; or (3) purchase orders or other commitments by WDS with respect to the sale of products;

     (C) all obligations of Propel and its Affiliates under this Agreement and the Ancillary Agreements; and

     (D) the $___________ Liability of Motorola, Inc. to Citibank, N.A. pursuant to that certain Promissory Note dated October ___, 2000.

     "PROPEL OPERATING COMPANIES" means any of the following companies: Baja Cellular Mexicana S.A. de C.V.; Movitel Del Noroeste S.A. de C.V.; Telefonia Celular Del Norte S.A. de C.V.; Celular de Telefonia S.A. de C.V.; Compania de Radiocommunicaciones Moviles, S.A.; Entel Telefonia Personal, S.A.; Tricom S.A.; Abiatar, S.A.; Global Telecom, S.A.; Grupo Portatel S.A. de C.V.; Pelephone Communication Ltd.; The Egyptian Company for Mobile Services; UAB

Omnitel; Jordan Mobile Telephone Services Company Ltd.; Bakcell II; Hutchison Telephone Company Ltd.; and Pakistan Mobile Communications Ltd.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into between Motorola and Propel on or before the Effective Date, the form of which is attached hereto as EXHIBIT E.

     "RELATED PARTIES" has the meaning set forth in SECTION 4.3 of this Agreement.

     "REPRESENTATIVES" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, or attorneys.

     "REQUESTOR" has the meaning set forth in SECTION 4.3 of this Agreement.

     "RETENTION PERIOD" has the meaning set forth in SECTION 4.4 of this Agreement.

     "SENIOR OFFICERS" has the meaning set forth in SECTION 5.8 of this Agreement.

     "SEPARATE COUNSEL" has the meaning set forth in SECTION 3.3(B) of this Agreement.

     "SERVICES AGREEMENT" means the Transitional Services Agreement, effective as of the Effective Date, between Motorola and Propel, a copy of which is attached hereto as EXHIBIT F.

     "SPLIT AGREEMENT" means the Split Agreement, dated December 28, 1999, between Motorola Israel Ltd., an Israeli company, and MIL Fino Ltd., an Israeli company in foundation, a copy of which is attached hereto as EXHIBIT G.

     "STEERING COMMITTEE" has the meaning set forth in SECTION 5.7 of this Agreement.

     "SUBSIDIARY" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body; PROVIDED, HOWEVER, that for purposes of this Agreement, Propel and its Subsidiaries shall not be considered Subsidiaries of Motorola.

     "TAX SHARING AGREEMENT" means the Tax Sharing Agreement, between Motorola and Propel, effective as of the Effective Date, a copy of which is attached hereto as EXHIBIT H.

     "THIRD-PARTY CLAIM" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person, other than any party hereto or their respective Affiliates, which gives rise to a right of indemnification hereunder.

     "WDS" means the business operated prior to the Effective Date in Israel by Motorola for the sale of wireless subscriber units, parts and accessories manufactured and/or distributed by Motorola

Personal Communications Sector, which as of the Effective Date will be known as Wireless Distribution Services.


                                    ARTICLE 2

                           CONTRIBUTION AND ASSUMPTION

     SECTION 2.1. CONTRIBUTION OF ASSETS. As of the Effective Date, Motorola (i) hereby transfers (or causes its appropriate Subsidiaries and Representatives to transfer) the Propel Assets located in the United States, including the capital stock of the Propel Entities, to Propel and (ii) will have transferred or shall transfer as promptly as reasonably practicable (or cause its appropriate Subsidiaries and Representatives to transfer) the Propel Assets located (a) in the United Kingdom to Propel UK Limited and (b) in Hong Kong to Propel Asia Limited. Propel and its Subsidiaries, as applicable, shall receive and accept such Propel Assets, subject to the terms and conditions of this Agreement. Propel acknowledges and agrees that the foregoing transfers will be made on an "AS IS WHERE IS" basis and that neither Motorola nor any Subsidiary of Motorola has made or will make any warranty, express or implied, including without limitation, any warranty of merchantability of fitness for a particular purpose, with respect to any Propel Asset.

     SECTION 2.2. ASSUMPTION OF LIABILITIES. GENERAL. As of the Effective Date, Propel hereby assumes and on a timely basis shall pay, perform, satisfy and discharge in accordance with their terms the Propel Liabilities.

     SECTION 2.3. INDEMNITY FOR CERTAIN LIABILITIES. As of the Effective Date, Propel hereby agrees to indemnify and hold harmless Motorola for any payment it may make or other losses it may incur (including reasonable attorney fees) in connection with (i) Motorola's guarantee of any indebtedness of any liabilities of any Propel Operating Company, and (ii) Motorola's obligation under any letter of credit issued for the benefit of any Propel Operating Company, including, without limitation, the liabilities set forth on SCHEDULE 2.3. Propel's obligation under this SECTION 2.3 is evidenced by the Guaranty and Indemnification Agreement.

     SECTION 2.4. NONASSIGNABLE CONTRACTS. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Propel Asset or Propel Liability if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of a party thereunder or give to any third party any rights with respect thereto. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such party's rights or obligations under any such Propel Asset or Propel Liability so that the party entitled to the rights and obligations of such purported transfer (the "INTENDED TRANSFEREE") would not receive all such rights and obligations, then the party purporting to make such transfer (the "INTENDED TRANSFEROR") shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by law, the rights or obligations of any such Propel Asset or Propel Liability and (a) the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Propel Asset and/or (b) the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor's obligations with respect to any such Propel Liability in a timely manner and in accordance with the terms thereof which it may do without breach. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Propel Asset or Propel Liability had been transferred as contemplated hereby and so all the rights and obligations relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when such consents and approvals are obtained, the transfer of the applicable Propel Asset or Propel Liability shall be effected in accordance with the terms of this Agreement.

     SECTION 2.5. MISTAKEN ASSIGNMENTS AND ASSUMPTIONS. In addition to those transfers and assumptions accurately identified and designated by the parties to take place but which the parties are not able to effect prior to the Effective Date, after the Effective Date either party may discover (i) Assets that, contrary to the intent of the agreements between the parties, by mistake or omission, were transferred to Propel or any of its Subsidiaries, or retained by Motorola or any of its Subsidiaries and/or (ii) Liabilities that, contrary to the intent of the agreements between the parties, by mistake or omission, were assumed by Propel or were not assumed by Propel or any of its Subsidiaries. The parties shall cooperate in good faith to effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party and shall not alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by Propel or any of its Subsidiaries. Each party shall reimburse the other or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any Liabilities assumed hereby. To the extent the parties are unable to reach agreement on such matters, the dispute shall be submitted for resolution in the manner described in SECTIONS 5.7 and 5.8 hereof.

     SECTION 2.6. TRANSFER OF ASSETS AND LIABILITIES NOT INCLUDED IN PROPEL ASSETS AND PROPEL LIABILITIES. In the event that after the Effective Date, either party discovers Assets or Liabilities that it believes relate primarily to the Propel Business, but do not constitute Propel Assets or Propel Liabilities, the parties shall cooperate in good faith to come to agreement regarding whether such Assets or such Liabilities should be transferred to or assumed by Propel or any of its Subsidiaries and the basis for such transfer or assumption, and shall not alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by Propel or any of its Subsidiaries. Each party shall reimburse the other or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby. To the extent the parties are unable to reach agreement on such matters, the dispute shall be submitted for resolution in the manner described in SECTIONS 5.7 and 5.8 hereof.

     SECTION 2.7. THE ANCILLARY AGREEMENTS. In addition to having executed this Agreement, as of the Effective Date, the parties shall have entered into the Ancillary Agreements.

     SECTION 2.8. EFFECTIVE DATE DELIVERIES. In furtherance of the assignment, transfer and conveyance of the Propel Assets and the assumption of the Propel Liabilities as set forth in this Agreement, simultaneously with the execution of this Agreement or as promptly as practicable thereafter, but in any event no later than on the Effective Date, (i) Motorola shall execute and deliver, and/or shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts, subleases, and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Motorola's and/or its Subsidiaries' right, title, and interest in and to the Propel Assets to Propel, and (ii) Propel shall execute and deliver to Motorola and/or its Subsidiaries such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Propel Liabilities by Propel.

     SECTION 2.9. NONRECURRING COSTS AND EXPENSES. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby which are not allocated pursuant to the terms of this Agreement or any Ancillary Agreement shall be the responsibility of the party which incurs such costs and expenses.


                                    ARTICLE 3

                                 INDEMNIFICATION

     SECTION 3.1. INDEMNIFICATION BY PROPEL. Propel and each Subsidiary of Propel which shall receive any Propel Asset or Propel Liability pursuant to the terms of this Agreement and their respective successors-in-interest and assigns ("INDEMNIFYING PARTIES") shall jointly and severally indemnify, defend and hold harmless Motorola and each of its Subsidiaries and their respective successors-in-interest, and each of their respective past and present Representatives ("INDEMNITEES") against any Third-Party Claims resulting in any losses, claims, damages, liabilities or actions, resulting from, relating to or arising, whether prior to or following the Effective Date, out of or in connection with the Propel Liabilities and the Indemnifying Parties shall reimburse such entity, each such Subsidiary, each such successor-in-interest and each such Representative for any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any such Third-Party Claim.

     SECTION 3.2. INDEMNIFICATION BY MOTOROLA. Motorola and each of its Subsidiaries who have transferred assets to Propel and their respective successors-in-interest ("INDEMNIFYING PARTIES") shall jointly and severally indemnify, defend and hold harmless Propel and each of its Subsidiaries and their respective successors-in-interest, and each of their respective past and present Representatives ("INDEMNITEES") against any Third-Party Claim resulting in any losses, claims, damages, liabilities or actions, resulting from, relating to or arising, whether prior to or following the Effective Date, out of or in connection with any Motorola Liabilities and the Indemnifying Parties shall reimburse such entity, each such Subsidiary, each such successor-in-interest and each such Representative for any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any such Third-Party Claim.

     SECTION 3.3. INDEMNIFICATION PROCEDURES.

     (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall promptly give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; PROVIDED, HOWEVER, that the failure of any Indemnitee to give notice as provided in this SECTION 3.3 shall not relieve any Indemnifying Party of its obligations under this SECTION 3.3, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

     (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third Party claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this SECTION 3.3 for any attorneys' fees or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; PROVIDED, HOWEVER, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("SEPARATE COUNSEL"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are significantly different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would, in the reasonable judgement of the Indemnitee, be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this
SECTION 3.3 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); PROVIDED, HOWEVER, that no such Indemnitee may compromise or settle any such Third-Party claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

     SECTION 3.4. CERTAIN LIMITATIONS

     (a) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnifying Party the excess (if any) of (A) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such indemnifiable loss or other liability.

     (b) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this
SECTION 3.4(B) and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee's liability for taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary.

     (c) Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the Effective Date.


                                    ARTICLE 4

                              ACCESS TO INFORMATION

     SECTION 4.1. RESTRICTIONS ON DISCLOSURE OF INFORMATION.

     (a) Without limiting any rights or obligations under any other agreement between or among the parties hereto and/or any of their respective Affiliates (or, with respect to Propel, the Propel Operating Companies) relating to confidentiality, for a period of three years following the Effective Date, each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates or Representatives to (or, with respect to Propel, it will use its commercially reasonable efforts to cause the Propel Operating Companies not to), disclose any Confidential Information of the other party to any Person. Notwithstanding the foregoing, each of the parties hereto and its respective Affiliates (or, with respect to Propel, the Propel Operating Companies) and Representatives may disclose such Confidential Information, and such Information shall no longer be deemed Confidential Information, to the extent that such party can demonstrate that such Confidential Information is or was (i) available to such party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other party, (ii) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties hereto and/or any of their respective Affiliates (or, with respect to Propel, the Propel Operating Companies) relating to confidentiality, or (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Confidential Information.

     (b) Each of the parties hereto shall maintain, and shall cause their respective Affiliates (or, with respect to Propel, shall use its reasonable efforts to cause the Propel Operating Companies) to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this SECTION 4.1.

     SECTION 4.2. LEGALLY REQUIRED DISCLOSURE OF CONFIDENTIAL INFORMATION. If any of the parties to this Agreement or any of their respective Affiliates (or, with respect to Propel, the Propel Operating Companies) or Representatives becomes legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the "OWNING PARTY") and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this
SECTION 4.2. All expenses reasonably incurred by the disclosing party in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this SECTION 4.2, the disclosing party or its Affiliate (or, with respect to Propel, the Propel Operating Companies) or Representative, as applicable, shall (a) disclose only that portion of the Confidential

Information which its legal counsel advises it is compelled to disclose or else stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

     SECTION 4.3. ACCESS TO INFORMATION. During the Retention Period (as defined in SECTION 4.4 below), each of the parties hereto shall cooperate with and afford, and shall cause their respective Affiliates (or, with respect to Propel, the Propel Operating Companies), Representatives, Subsidiaries, successors and/or assignees, (collectively, "RELATED PARTIES") to cooperate with and afford, to the other party reasonable access upon reasonable advance written request to all information (other than information which is (i) protected from disclosure by the attorney client privilege or work product doctrine, (ii) proprietary in nature or (iii) the subject of a confidentiality agreement between such party and a third party which prohibits disclosure to the other party) within such party's or any Related Party's possession which was created prior to the Effective Date or, with respect to any information which would be relevant to the provision of a transitional service pursuant to this Agreement or any Ancillary Agreement, information created during the period in which one party is providing the other party with such transition service, provided that such requested information relates to the requesting party's (the "REQUESTOR") business, assets or liabilities, and access is reasonably required by the Requestor as a result of the parties' Prior Relationship for purposes of auditing, accounting, claims or litigation (except for claims or litigation between the parties hereto), employee benefits, regulatory or tax purposes or fulfilling disclosure or reporting obligations including, without limitation, Information reasonably necessary for the preparation of reports required by or filed under the Securities Exchange Act of 1934, as amended, with respect to any period entirely or partially prior to the Effective Date.

     Access as used in this paragraph shall mean the obligation of a party in possession of Information (the "POSSESSOR") requested by the Requestor to exert its commercially reasonable efforts to locate all requested Information that is owned and possessed by Possessor or any Related Party. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor's place of business. Subject to confidentiality and/or security provisions as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor's expense. Alternatively, the Possessor may choose to deliver, at its own expense, all requested Information to the Requestor in the form it was requested by the Requestor. If so, the Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor's expense.

     In connection with providing Information pursuant to this SECTION 4.3, each of the parties hereto shall upon the request of the other party make available, upon reasonable notice and during normal business hours its respective employees (and those of their respective Related Parties, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor.

     SECTION 4.4. RECORD RETENTION. Propel shall preserve and keep all books and records included in the Propel Assets or otherwise in the possession of Propel or its Related Parties, whether in electronic form or otherwise, for no less than ten years from the Effective Date, or for any longer period as may be required by any government agency, Motorola's record retention schedule effective as of the Effective Date or as Motorola may subsequently notify Propel that such schedule has been modified, litigation, law, regulation, audit or appeal of taxes, tax examination or the expiration of the periods described in
SECTION 4.5, where applicable (the "RETENTION PERIOD") at Propel's sole cost and expense. If Propel wishes to dispose of any books and records or other documents which it is obligated to retain under this SECTION 4.4 after the Retention Period, then Propel shall first provide 90 days' written notice to Motorola and Motorola shall have the right, at its option and expense, upon prior written notice within such 90-day period, to take possession of such books or records or other documents within 180 days after the date of Propel's notice to Motorola hereunder. Written notice of intent to dispose of such books and records shall include a description of the books and records in detail sufficient to allow Motorola to reasonably assess its potential need to retain such materials. In the event Propel enters into an agreement with a third party to sell a portion of its business, together with the books and records related thereto, Motorola shall have the right to duplicate such books and records prior to any such disposition and, should the purchaser of the Propel Business be a competitor of Motorola, Motorola shall have the right to prohibit the transfer or disclosure to such party of that portion of the former books and records of Motorola which Motorola notifies Propel contain confidential and proprietary information. To the extent that books and records of Motorola or any of its Affiliates which contain information relating to the Propel Business are not included in the Propel Assets, Motorola agrees to cooperate with Propel in providing Propel with copies of any such information upon Propel's reasonable request to the extent that any such information exists and is reasonably separable from Motorola information unrelated to the Propel Business. Propel shall reimburse Motorola for all of its reasonable out-of-pocket costs incurred in connection with any such request.

     SECTION 4.5. PRODUCTION OF WITNESSES. Until the sixth anniversary of the Effective Date, each of the parties hereto shall use all commercially reasonable efforts, and shall cause each of their respective Affiliates (or, with respect to Propel, the Propel Operating Companies) to use all commercially reasonable efforts, to make available to each other, upon written request, its directors, officers, employees and other Representatives as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands upon such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved; PROVIDED, HOWEVER, that with respect to any legal or administrative proceedings relating to the tax liability of any of the parties hereto or any of their respective Affiliates (or, with respect to Propel, the Propel Operating Companies), each of the parties hereto shall, and shall cause each of their respective Affiliates (or, with respect to Propel, the Propel Operating Companies) to, make their directors, officers, employees and other Representatives available as witnesses until such time as the statute of limitations has expired with respect to all tax years prior to and including the year in which the asset transfers contemplated by this Agreement are consummated.

     SECTION 4.6. REIMBURSEMENT. Unless otherwise provided in this ARTICLE 4, each party to this Agreement providing access, information or witnesses to another party pursuant to SECTIONS 4.3, 4.4 or 4.5 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) as may be reasonably incurred in providing such information or witnesses.


                                    ARTICLE 5

                                  MISCELLANEOUS

     SECTION 5.1. ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and all other Exhibits and Schedules attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     SECTION 5.2. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     SECTION 5.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to Motorola:

     Motorola, Inc.
     1303 East Algonquin Road
     Schaumburg, Illinois 60196
     Attention: General Counsel
     Telecopy: (847) 576-3628

     with a copy to:

     Motorola, Inc.
     1303 East Algonquin Road
     Schaumburg, Illinois 60196
     Attention: Chief Financial Officer and Chief Accounting Officer
     Telecopy: (847) 576-4768
     if to Propel or its Subsidiaries:

     Propel, Inc.
     425 Martingale Road
     18th Floor
     Schaumburg, Illinois 60173
     Attention:   General Counsel
     Telecopy:    (847) 435-3916

     with a copy to:

     Propel, Inc.
     425 North Martingale Road
     18th Floor
     Schaumburg, Illinois 60173
     Attention:   Chief Financial Officer
     Telecopy:    (847) 435-3916

     or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the day at the place such notice or communication is received if confirmed by return facsimile. Any notice or communication sent by air courier shall be deemed effective on the day at the place at which such notice or communication is received if delivery is confirmed by the air courier. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

     SECTION 5.4. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and each Affiliate of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for ARTICLE 4 (which is intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons).

     SECTION 5.5. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     SECTION 5.6. ASSIGNMENT. This Agreement may not be assigned by any party hereto; PROVIDED, HOWEVER, that Motorola may assign this Agreement in connection with the sale of all or substantially all of its assets.

     SECTION 5.7. AMICABLE RESOLUTION.

          (a) Motorola and Propel mutually desire that friendly collaboration will develop between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between Motorola and Propel as to the interpretation of any provision of this Agreement executed in connection herewith (or the performance of obligations hereunder or thereunder), the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to this SECTION 5.7 (the "Steering Committee"). The Steering Committee will have two members, one of which will be appointed by Motorola and one of which will be appointed by Propel. The initial members of the Steering Committee will be the individuals named on SCHEDULE 5.7. Each of Motorola and Propel will use its good faith reasonable efforts to avoid replacing the initial members of the Steering Committee with another of their representatives for the first year after the Effective Date. Thereafter, Motorola and Propel will, to the extent practicable, honor the other's reasonable objections to any replacements of Steering Committee members. While any person is serving as a member of the Steering Committee, such person may not designate any substitute or proxy for purposes of attending or voting at a Steering Committee meeting. The Steering Committee will make every good faith effort to promptly resolve all disputes or disagreements referred to it. Upon a unanimous vote, Steering Committee decisions will be binding on Motorola and on Propel. If the Steering Committee does not agree to a resolution of the dispute or disagreement within 90 days after the reference of the matter to it, each of Motorola and Propel will be free to exercise the remedies available to it under applicable law, subject to SECTION 5.8. Notwithstanding anything to the contrary in this SECTION 5.7, no amendment to the terms of this Agreement will be effected except in writing signed by an authorized officer of both parties. The Steering Committee will be self-regulating.

          (b) Between the Effective Date and the first anniversary of the Effective Date the Steering Committee will hold meetings every six weeks on dates established at the organizational meeting of the Steering Committee, which will be held as promptly as practicable after the Effective Date. Such meeting dates may be rescheduled by the Steering Committee if it becomes reasonably impracticable to hold such a meeting. After the first anniversary of the Effective Date, the Steering Committee will hold regularly scheduled meetings as determined by the Steering Committee.

     SECTION 5.8 MEDIATION AND ALTERNATE DISPUTE RESOLUTION.

          (a) To the extent that any misunderstanding or dispute with respect to one or more of the terms of this Agreement ("DISPUTE") cannot be resolved in a friendly manner as set forth in SECTION 5.7, the parties intend that such Dispute be resolved by an alternative dispute resolution process ("ADR"), which shall require the escalation of any Dispute, first, to the level of one senior executive of each of Motorola and Propel (the "SENIOR OFFICERS") and then to the head of Motorola's Communications Enterprise (or its successor) and the CEO of Propel in an attempt to resolve any such Dispute by negotiation. If the Senior Officers and/or the head of Motorola' s Communications Enterprise and the Propel CEO are unable to resolve the Dispute within ten days after the matter is referred to them, either Motorola or Propel may demand mediation of the Dispute by written notice to the other. The two parties shall select a mediator within ten days after the demand and neither of the parties may unreasonably withhold consent to the selection of the mediator and both parties shall share the cost of mediation equally. The parties may agree to replace mediation with some other form of non-binding ADR such as neutral fact finding or mini-trial. Nothing in this paragraph shall prevent either Motorola or Propel from commencing formal litigation proceedings if (i) good faith efforts to resolve the Dispute under these procedures have been unsuccessful, or (ii) any delay resulting from efforts to mediate such dispute could result in serious and irreparable injury to either Motorola or Propel. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

          (b) Each of Motorola and Propel will bear its costs of mediation or ADR, but both parties shall share the costs of the mediation or ADR equally.

     SECTION 5.9. JURISDICTION. In the event a Dispute under this Agreement is to be submitted to judicial proceedings, each of Motorola and Propel consents to the exclusive jurisdiction of the federal or state courts of Illinois for any such legal action, suit or proceeding and agrees that any such action, suit, or proceeding may be brought only in such courts. Each of Motorola and Propel further waives any objection to the laying of venue for any suit, action or proceeding in such courts. Each party also waives its rights to a trial by jury. Each party agrees to accept and acknowledge service of any and all process that may be served in any suit, action or proceeding. Each party agrees that any service of process upon it mailed by registered or certified mail, return receipt requested to such party at the address provided in SECTION 5.3 above will be deemed in every respect effective service of process upon such party in any such suit, action or proceeding. Each party agrees to waive any right it might have to a trial by jury in any such suit, action or proceeding.

     SECTION 5.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 5.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Subject to SECTION 5.7 all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 5.12. AMENDMENT. No change, amendment or waiver will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 5.13. AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

     SECTION 5.14. INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table or contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The Schedules and Exhibits attached hereto or referred to herein are an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set forth in full herein. After the Effective Date, the Propel Business shall be deemed to be the business of Propel and its Subsidiaries and all references made herein to Propel as a party which operate as of a time following the Effective Date, shall be deemed to refer to Propel and its Subsidiaries as a single party.

                                     * * * *



                         [SIGNATURES ON FOLLOWING PAGE]


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

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                                   MOTOROLA, INC.

                                   ---------------------------------------
                                   By
                                        ----------------------------------
                                   Its
                                        ----------------------------------



                                   PROPEL, INC.

                                   ---------------------------------------
                                   By
                                        ----------------------------------
                                   Its
                                        ----------------------------------






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